Exhibit 3.2

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

150301

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number 20100580721-36
Ross Miller Secretary of State State of Nevada	Filing Date and Time 08/03/2010 3:00 PM
	Entity Number C7122-1999

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

NuMobile, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series E Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Section 6(b) of the certificate of designation is hereby deleted in its entirety and replaced by the following which shall be inserted in lieu thereof:

The number of shares into which one share of Series E preferred stock is convertible shall be determined by dividing the Stated Value by the Conversion Price. The Conversion Price shall be equal to $0.002 as of August 3, 2010, subject to adjustment for stock splits, combinations and stock dividends effected after August 3, 2010, as provided in Sections 7 and 8.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.